American Express Teams with eFunds Prepaid Solutions
In Prepaid Card Processing Agreement

Partnership Will Support Future Growth of American Express Prepaid Cards

NEW YORK and SCOTTSDALE, Ariz., Dec. 6, 2006 – American Express (NYSE: AXP), a leader in prepaid cards, and eFunds Corporation (NYSE: EFD), the company that delivers innovative payment processing and information intelligence solutions, today announced a global, multi-year strategic partnership in which eFunds will provide processing services for the American Express portfolio of prepaid cards.

The agreement combines the companies’ industry-leading capabilities to support the future growth of American Express prepaid products. eFunds’ prepaid card processing expertise will provide American Express with increased flexibility, greater capacity and enhanced functionality to handle the surging increase in sales and transaction volume of its prepaid card business.

eFunds will support the growing portfolio of American Express Gift Cards, which now includes personalized themed Gift Cards Especially for Kids, Especially for Teens, and Especially for Birthdays. American Express Gift Cards are redeemable at U.S. retailers and restaurants that welcome American Express, offer recipients extras and special offers at 20 participating retailers, restaurants and other partners, and are available for purchase nationwide at tens of thousands of locations, including supermarkets, drug stores, shopping centers, banks and American Express Travel Service locations, as well as online at americanexpress.com/gift.*

eFunds will also provide processing services to American Express-backed gift cards sold by shopping centers nationwide; the Travelers Cheque Card, available online and at banks and travel agencies in the United States, United Kingdom and Germany in U.S. Dollars, British Pounds and Euros; and incentive cards issued by American Express Incentive Services (AEIS) a joint venture of American Express and Maritz. Inc.

“Sales of American Express Gift Cards have more than doubled every year since we introduced the product in 2002, so we needed a partner with proven innovation, leadership and reliability in prepaid card processing. eFunds was the obvious choice,” said Valerie Soranno Keating, President, American Express Travelers Cheques and Prepaid Services. “With eFunds, we can build an even stronger foundation for future growth in our prepaid business, and continue to deliver the high level of service, quality and convenience that our customers demand and expect.”

Under the terms of the agreement, eFunds will take operational responsibility for transaction processing, including key tasks such as card activation, account maintenance and transaction authorization, among others.

“American Express’ selection of eFunds further reinforces our position as the industry leader in providing integrated, reliable prepaid card solutions for large enterprises,” said Paul Walsh, Chairman and Chief Executive Officer of eFunds. “Their commitment to delivering best-in-class, innovative payment card solutions for global customers is shared by eFunds, and we’re delighted to be chosen as their strategic partner for this important endeavor.”

According to Mercator Advisory Group, the open prepaid market is estimated to grow by more than 55 percent per year over the next four years, making it one of the fastest growing payments markets.  Prepaid cards issued with global card brands, such as American Express, represent the fastest growing segment of the prepaid market, and are often referred to as open prepaid cards.

In 2005, US $14.1 billion was loaded onto open prepaid cards, representing a US $5 billion increase over 2004, according to Mercator.

*Terms and conditions apply to gift cards. American Express Gift Cards are not for use at car rental, cruise lines, casinos or ATMs. Special offers are subject to change without notice.

About eFunds

eFunds Prepaid Solutions is a wholly-owned subsidiary of eFunds Corporation. With more than 30 years of payment processing and information intelligence expertise, eFunds delivers flexible, innovative solutions to the world’s leading businesses. Leveraging mission-critical business insight, eFunds enables financial services companies, retailers, and government organizations to grow their businesses while reducing transaction and infrastructure costs, detecting potential fraud and building long-term customer value. eFunds’ flexible delivery model means solutions can be run in-house, outsourced or anything in between, helping customers balance the need for control with operational efficiency and low cost of ownership. From the point of account opening to the settlement of every transaction — debit, credit, or prepaid — eFunds helps businesses win more of the right customers, serve them more efficiently and keep them. www.efunds.com

About American Express

American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.

American Express is a leader in consumer prepaid products. In addition to the 115-year old American Express Travelers Cheque — the preeminent brand welcomed worldwide — the Company issues other prepaid products including the Travelers Cheque Card, Cheques for Two, Gift Cards, Gift Cheques, and a range of corporate incentive prepaid products through American Express Incentive Services.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, the unpredictability of merger and acquisition activity, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Annual Report on Form 10-K for the period ending December 31, 2005 and subsequent Reports on Form 10-Q.